Exhibit (c) (4)

Project Care

Presentation to the Special Committee of the Board of Directors

December 7, 2012

PRELIMINARY DRAFT FOR DISCUSSION PURPOSES ONLY

I. OVERVIEW OF WEISS FAMILY PROPOSAL

PETER J SOLOMON COMPANY

OVERVIEW OF DECEMBER 5, 2012 WEISS FAMILY PROPOSAL

- The Weiss family submitted an updated proposal dated Dec. 5, 2012, reaffirming its initial proposed purchase price of $17.18 per share
- The family states it has made meaningful progress in obtaining debt financing in support of its updated offer
- Bank of America, KeyBanc, Macquarie and PNC Bank are prepared to collectively commit up to $542 million in Senior Secured Credit Facilities and a $200 million Senior Unsecured Bridge Facility[(a)]; KeyBanc, Merrill Lynch, Macquarie and PNC will serve as joint lead arrangers and joint book running managers on the Facilities
- KeyBanc, as sole lead arranger, sole bookrunner and sole syndication agent, has provided a "highly confident" letter on the syndication of a Junior Holdco Facility of at least $150 million
  - Highly speculative security
  - According to KeyBanc, this Facility could range from being a mezzanine-like term loan to preferred equity
- Additionally, $80 million of proceeds are targeted from a Real Estate Facility (for which no supporting information was provided), $59.7 million from the rollover of Weiss family equity and $10.6 million from cash on the balance sheet
  - No contribution reflected from Weiss family beyond rollover equity, according to family advisors
- Fee letter not provided (impacts sources and uses)

Sources (b)

	$	%	Rate	Debt / FY13E EBITDA (g)
Term Loan Facility (c)	$392.0	43.9%	5.75%	2.0 x
Revolving Credit Facility (c)	--	--	5.75%	
Senior Notes or Bridge Facility (d)	200.0	22.4%	9.00%	1.0 x
Junior Holdco Facility (e)	150.0	16.8%	15.00%	0.8 x
Real Estate Facility (f)	80.0	9.0%	8.00%	0.4 x
Equity Contribution (Rollover)	59.7	6.7%	--	
Cash from Balance Sheet	10.6	1.2%	--	
Total Sources	$892.3	100.0%		4.2 x

Uses (b)

	$	%
Cash Purchase Price of Equity (h)	$563.1	63.1%
Existing Debt (incl. make-whole)	285.8	32.0%
Estimated Fees and Expenses (i)	43.4	4.9%
Total Uses	$892.3	100.0%

(a) May take the form of $200mm in Senior Bridge Facility at rates described on page 3.
(b) Source: Draft commitment letter.
(c) Term Loan and Revolving Credit Facilities priced at L + 450 bps, with a 125 bps LIBOR floor for Term Loan.
(d) Bridge Facility priced at L + 925 bps – 1375 bps depending upon credit ratings and period outstanding. PJSC assumes bond deal is done at 9.0%.
(e) Rate not provided in offer. Analysis assumes 13.0% cash pay and 2.0% PIK.
(f) Rate not provided in offer. Analysis assumes 8.0% interest rate.
(g) FY2013 EBITDA of $196.1mm.
(h) Purchase of 32.8mm shares at $17.18 per share, including RSUs and performance shares.
(i) Assumes inclusion of any OID fees associated with any of the debt securities.

2

PETER J SOLOMON COMPANY

FACILITY SOURCES

<table>
<tr><th>Facility</th><th>Considerations</th></tr>
<tr><td>$542 Million Senior Credit Facilities
• $392 million Term Loan Facility
• $150 million Revolving Credit Facility</td><td>• Commercially reasonable senior leverage at 2.0x
• Term loan contemplated as Term Loan B is sold to institutional investors rather than traditional banks
• Key terms at current market rates:
– L + 450 bps with 1.25% floor
– Commitment fee: 0.50% per annum
– TL: 6-year term; RC: 5-year term
– 1% amortization per annum on TL
– 50% Excess Cash Flow Sweep
– 101 "soft call"
– Financial Covenants: Maximum Leverage Ratio and Minimum Fixed Charge Coverage Ratio, both to be defined
– Leverage less than 3.25x Consolidated Total Debt / Consolidated EBITDA prior to close
– No flex language provided
– No OID or commitment fee provided for Senior Credit Facilities
• Commitment letter expires on December 12, 2012 at 5:00pm if not executed and accepted loan commitments expire on April 5, 2013, although both dates likely are placeholders that the lenders will have flexibility on</td></tr>
<tr><td>$200 Million Senior Unsecured Bridge Facility</td><td>• Bridge loan backstopping Senior Unsecured Notes offering
• Notes will be marketed in high yield market to avoid bridge loan "take down"
• Pricing and related "step-ups" on market
– L + 925 bps if B2/B corporate ratings achieved; L + 1,000 bps if not; 1.25% LIBOR floor
– 50 bps pricing increase each quarter
– Total pricing cap of 13% (B2/B) or 13.75% (below B2/B)
– 1-year maturity
• Customary Exchange Notes provisions (priced at total pricing cap described above)</td></tr>
<tr><td>$150 Million Junior Holdco Facility</td><td>• Replaces traditional common or preferred equity as originally contemplated
• Significantly increases total pro forma leverage to 4.2x from 3.4x
• Defies current market convention of minimum equity threshold of greater than or equal to 30% for go-private transactions
– Pro forma 24% if Holdco Facility included as equity; 7% if Holdco Facility excluded
• May impact pricing of Senior Credit Facilities and Senior Unsecured Notes during syndication
• May impact ability to increase offer
• Speculative security with significant execution risk</td></tr>
</table>

3

SUMMARY FINANCIAL ANALYSIS OF PROPOSED LBO

• For purposes of analyzing the proposed LBO, we have treated the Junior Holdco Facility as preferred debt with 13.0% cash pay plus 2.0% PIK and we have assumed an 8.0% interest rate associated with the proposed Real Estate Facility

Transaction Multiples

Transaction Multiples Enterprise Value LTM 2013E LTM 2013E of $782mm as a Multiple of: Net Sales $1,708.2 $1,840.6 0.5 x 0.4 x EBITDA 187.9 196.1 4.2 x 4.0 x EBIT 147.6 150.6 5.3 x 5.2 x

Interest Coverage and Leverage Ratios

Fiscal Year 2013PF 2014E 2015E 2016E 2017E 2018E EBITDA (a) $196.1 $210.8 $223.8 $232.8 $240.3 $246.6 Debt 822.0 862.5 860.0 753.1 641.6 522.1 Cash 28.7 28.7 28.7 28.7 28.7 28.7

EBITDA /

Total Interest, Gross 3.0 x 2.9 x 3.1 x 3.3 x 3.7 x 4.2 x

(EBITDA—Cap. Ex.) /

Total Interest, Gross 1.0 x 0.6 x 1.2 x 2.7 x 3.0 x 3.5 x

Total Debt / EBITDA 4.2 x 4.1 x 3.8 x 3.2 x 2.7 x 2.1 x

Returns to Common Equity Assuming Junior Holdco is Debt

Purchase Price per Share

— $17.18 $18.00 $19.00 $20.00 $21.00 3.00 x 33% 23% 15% 10% 6% ultiple 3.50 x 44% 34% 25% 19% 15% M 4.00 x 53% 42% 33% 26% 21% Exit 4.50 x 60% 48% 39% 32% 27%

Returns to Common Equity Assuming Junior Holdco is Equity

Purchase Price per Share

— $17.18 $18.00 $19.00 $20.00 $21.00 3.00 x 18% 15% 12% 9% 7% ultiple 3.50 x 23% 20% 17% 15% 12% M 4.00 x 28% 25% 22% 19% 16% Exit 4.50 x 32% 29% 26% 23% 20%

*Note: Assumes higher purchase prices funded with additional equity.

(a) Assumes transaction date of February 28, 2013, exit in Year 5 and $2.3mm addback to EBITDA for public company expenses for FY14E to FY18E.

II. UPDATED REVIEW OF CARE FINANCIAL FORECAST

ADJUSTED EBITDA BRIDGE OVER TIME

Source: Care Treasury Model.

(a)	Adjustment to correct expenses in prior years; aggregate amount of adjustment captured in FY13.

PETER J SOLOMON COMPANY

ADJUSTED EBITDA BRIDGE

(Dollars in Millions)	Fiscal Year Ended February 28, 2010	2011	2012	LTM Aug-12	FYE 2/28, 2013	
Operating Income	$139.1	$174.7	$149.6	$81.5	$75.9	
Depreciation & Amortization	45.2	41.0	39.2	40.4	45.5	
Unadjusted EBITDA	**$184.3**	**$215.8**	**$188.8**	**$121.8**	**$121.4**	
Charges Associated With Clinton Cards	--	--	--	27.2	37.6	Impairments, debt expense and fees
Party Goods Transaction	(18.4)	--	--	--	--	Gain on sale
Mexico Shutdown	18.2	--	--	--	--	Closing of Carlton Mexico
Retail Disposition	29.2	--	--	--	--	Sales of stores to Schurman
RPG Transaction Costs	--	10.3	--	--	--	Fees associated with purchase of RPG
Lawsuit	24.0	--	--	--	--	Settlement of a RPG lawsuit
Goodwill and Other Intangibles Impairment	--	0.3	27.2	27.2	--	Related to NAGCD, UK and Interactive
Gain from Sale of Intellectual Property	--	--	(4.5)	--	--	Sold certain minor character properties
Gain from Liquidation of Business in France	(3.3)	--	--	--	--	Currency translation adjustment from sale
Loss on Sale of WHQ	--	--	--	--	21.4	Estimated loss on sale of WHQ
Voluntary Compliance Program (a)	--	--	--	--	1.3	Related to prior years' underexpensing catch up
Webshots	(1.7)	(0.7)	2.4	1.2	(2.2)	Pro forma adjustment for sale of Webshots
Licensing Termination Expense	--	--	--	2.1	2.1	Termination of Certain Agency Agreements
Weiss Transaction Costs	--	--	--	--	3.2	Current process costs
Scan-Based Trading	1.5	5.7	6.8	8.4	11.3	Impact of scan-based trading conversions
Total Adjustment	$49.5	$15.6	$31.9	$66.1	$74.7	
Adjusted EBITDA	**$233.8**	**$231.4**	**$220.7**	**$187.9**	**$196.1**	
Adjusted EBIT	**188.6**	**190.3**	**181.4**	**147.6**	**150.6**	

Source: FY10 – FY12 and LTM based on public filings; FY2013 based on Care Treasury Model.
(a) Adjustment to correct expenses in prior years; aggregate amount of adjustment captured in FY13.

7

CARE CONSOLIDATED FINANCIAL SNAPSHOT

(Dollars in Millions)

Total Revenue

Adjusted EBIT and EBITDA

Source: Public filings and Care Management Treasury Model.

CARE CONSOLIDATED FINANCIAL SNAPSHOT

(Dollars in Millions)

Capital Expenditures (a)

Free Cash Flow (a) (b)

Source: Public filings and Care Management Treasury Model.

(a) Excludes benefits of anticipated tax incentives related to new WHQ. (b) Defined as Cash Flow from Operations less Capital Expenditures.

III. UPDATE OF PUBLIC MARKET PERFORMANCE

UPDATE SINCE WEISS FAMILY NON-BINDING PROPOSAL

(Amounts in Millions, except per share data)

Non-Binding Proposal Value

Offer Price $17.18

% Premium to Share Price on September 25, 2012 19.8% % Premium to Share Price on August 24, 2012 20.1% Shares Outstanding (a) 32.8

Implied Equity Value $563.1

Add: Debt (b) 280.2 Less: Cash (b) (61.7)

Implied Enterprise Value $781.5

Implied Trailing Adjusted EBITDA Multiple 4.2 x Implied FY2013E Adjusted EBITDA Multiple 4.0 x

Stock Price Performance – Two Years Prior to Offer

Source: Public sources. Stock price chart as of December 5, 2012.

(a)	Assumes restricted stock and performance shares vest in change of control. (b) As of 10Q dated August 24, 2012.

STOCK PRICE PERFORMANCE – TWO YEARS PRIOR TO OFFER

Stock Price History

Pre-Announcement Offer Price As Unaffected Price Premium / (Discount) 1 Day Prior $14.34 19.8% 5 Day Average 14.88 15.5% 10 Day Average 15.40 11.6% 20 Day Average 15.12 13.6% 30 Day Average 14.80 16.1%

Source: Public sources. Stock price chart as of December 5, 2012.

CARE HISTORICAL EV/ LTM EBITDA – TWO YEARS PRIOR TO OFFER

Source: Capital IQ. Capital IQ calculation of enterprise value does include restricted stock or performance shares and may have different adjustments for EBITDA than those used in other analyses in this presentation. Data as of December 5, 2012.

(a)	Statistics are only for pre-offer time period.

IV. VALUATION ANALYSIS

IMPLIED SHARE PRICES AT VARIOUS PREMIA

Illustrative Share Prices Relative to Offer on 9/26/12

30-Day Prior 1-Day Prior 30-Day Average 60-Day Average 90-Day Average 180-Day Average 1 Year Average $14.30 $14.34 $14.80 $14.31 $14.15 $14.44 $15.08 10% $15.73 $15.77 $16.28 $15.74 $15.57 $15.88 $16.59 20% 17.16 17.21 17.76 17.17 16.98 17.33 18.10

Premium

30% 18.59 18.64 19.24 18.60 18.40 18.77 19.60 40% 20.02 20.08 20.72 20.03 19.81 20.22 21.11 50% 21.45 21.51 22.20 21.47 21.23 21.66 22.62

VALUATION MATRIX

(Amounts in Millions, except per share data)

EV / EV / LTM EV / FY2013E Total Revenue Adj. EBITDA Adj. EBITDA

Share Market Enterprise LTM incl. SBT excl. SBT incl. SBT excl. SBT Price Cap (d) Value (e) $1,708 $180 $188 $185 $196

$13.00 $424.9 $643.3 0.4 x 3.6 x 3.4 x 3.5 x 3.3 x 14.34 (a) 469.2 687.6 0.4 x 3.8 x 3.7 x 3.7 x 3.5 x 15.00 491.0 709.4 0.4 x 4.0 x 3.8 x 3.8 x 3.6 x 16.00 524.1 742.5 0.4 x 4.1 x 4.0 x 4.0 x 3.8 x 16.89 (b) 553.5 771.9 0.5 x 4.3 x 4.1 x 4.2 x 3.9 x 17.18 (c) 563.1 781.5 0.5 x 4.4 x 4.2 x 4.2 x 4.0 x 18.00 590.2 808.7 0.5 x 4.5 x 4.3 x 4.4 x 4.1 x 19.00 623.6 842.1 0.5 x 4.7 x 4.5 x 4.6 x 4.3 x 20.00 657.1 875.5 0.5 x 4.9 x 4.7 x 4.7 x 4.5 x 21.00 690.7 909.2 0.5 x 5.1 x 4.8 x 4.9 x 4.6 x 22.00 724.6 943.0 0.6 x 5.3 x 5.0 x 5.1 x 4.8 x 23.00 758.6 977.1 0.6 x 5.4 x 5.2 x 5.3 x 5.0 x 24.00 793.2 1,011.7 0.6 x 5.6 x 5.4 x 5.5 x 5.2 x 25.00 828.2 1,046.6 0.6 x 5.8 x 5.6 x 5.7 x 5.3 x

(a)	Unaffected closing share price on September 25, 2012.
(b)	Closing share price on December 5, 2012.
(c)	Offer price.
(d)	Assumes restricted stock and performance shares vest in change of control.
(e)	Net debt of $218.4mm represents total debt of $280.2mm less cash of $61.7mm as of August 24, 2012.

IMPLIED SHARE PRICES – ILLUSTRATIVE EBITDA LEVELS AND TRADING MULTIPLES

(Amounts in Millions, except per share data)

Illustrative EBITDA $17.18 $150 $175 $200 $225 $250 2.50 x $4.82 $6.74 $8.65 $10.55 $12.44 Multiple 2.75 x 5.97 8.08 10.17 12.26 14.34 3.00 x 7.13 9.41 11.69 13.96 16.23 EBITDA 3.25 x 8.27 10.74 13.20 15.66 18.12 3.50 x 9.41 12.07 14.71 17.36 19.98 / 3.75 x 10.55 13.39 16.23 19.05 21.84 EV 4.00 x 11.69 14.71 17.74 20.73 23.66 ive rat 4.25 x 12.82 16.04 19.24 22.39 25.44 Illust 4.50 x 13.96 17.36 20.73 24.02 27.15 4.75 x 15.09 18.68 22.21 25.61 28.84 5.00 x 16.23 19.98 23.66 27.15 30.54

Note: Net debt of $218.4mm represents total debt of $280.2mm less cash of $61.7mm as of August 24, 2012.

Note: Share count includes restricted stock and performance shares.

DCF SUMMARY

Current Five-Year Treasury Model

Assumptions – 11/30/12 Management Treasury Model

• Five year projection period

• Discounted to February 28, 2013

• Projected net debt of $205.8mm at February 28, 2013, consisting of total debt of $245.2mm less cash of $39.3mm

• DCF does not include the value of the potential WHQ incentives, which would equal approximately $1.30 per share (a)

Share Price

Wtd. Avg. Cost of Capital $25.98 9.5% 10.5% 11.5% 3.0 x $19.22 $18.28 $17.38 3.5 x 21.52 20.49 19.50 Terminal Multiple 4.0 x 23.79 22.69 21.61 4.5 x 25.98 24.82 23.68

Selected Drivers for Changes in Value

• Two additional years of FCF increase the PV of FCF by $176mm in the 11/30/12 five-year model at a 10.5% discount rate

• Terminal value EBITDA for five-year model is now $244mm vs. $232mm in the prior three-year model

– Present value of $244mm in the five year model is $518.9mm assuming 10.5% discount rate and 3.5x terminal multiple

– Present value of $232mm in the three year model is $602.1mm assuming 10.5% discount rate and 3.5x terminal multiple

(a) Treasury Model as provided does not include value of tax incentive payments that Care expects to receive.

DCF SENSITIVITY

Current Five-Year Treasury Model

Five Year DCF – 11/30/12 Treasury Model

• Five year projection period

• Discounted to February 28, 2013

• Projected net debt of $205.8mm at February 28, 2013, consisting of total debt of $245.2mm less cash of $39.3mm

• DCF does not include the value of the potential WHQ incentives, which would equal approximately $1.30 per share (a)

Share Price

Wtd. Avg. Cost of Capital $25.98 9.5% 10.5% 11.5% 3.0 x $19.22 $18.28 $17.38 3.5 x 21.52 20.49 19.50 Terminal Multiple 4.0 x 23.79 22.69 21.61 4.5 x 25.98 24.82 23.68

Five Year DCF Sensitivity – 11/30/12 Treasury Model

• In prior PJSC illustrative 5-Year

Implied Share Price

five-year analysis, using Incremental Cumulative

the three-year treasury ? EBIT Implied Total Revenue Growth in FY14—FY18 model with 9% EBIT Margin Cost Out (b) (5.00%) (2.50%) (1.25%) 0.00% 1.25% 2.50% 5.00% margin and no revenue (1.0%) ($97.2) $14.11 $15.87 $16.82 $17.81 $18.84 $19.92 $22.20 growth in FY17-FY18, the (0.5%) (48.6) 15.23 17.11 18.11 19.15 20.24 21.38 23.78 implied share price was — — 16.36 18.34 19.39 20.49 21.64 22.83 25.32 $19.82 0.5% 48.6 17.48 19.56 20.67 21.82 23.02 24.26 26.79 1.0% 97.2 18.59 20.77 21.93 23.14 24.38 25.64 28.26

• FY08-FY12 Revenue CAGR was (1.2%)

Note: Assumes 10.5% discount rate and 3.5x terminal multiple.

(a) Treasury Model as provided does not include value of tax incentive payments that Care expects to receive. (b) Versus baseline Adjusted EBIT margin.

FUTURE STOCK PRICE ANALYSIS

(Amounts in Millions, Except Per Share Data)

Management Treasury Model—11.30.12

Fiscal Year

LTM 2013E 2014E 2015E 2016E 2017E 2018E Adjusted EBITDA $187.9 $196.1 $208.5 $221.4 $230.5 $238.0 $244.2

% Growth (11.1%) 6.3% 6.2% 4.1% 3.2% 2.6%

Net Debt 218.4 205.8 234.4 219.2 101.8 (16.1) (137.7)

Adj. EBITDA Stock Price at End of Fiscal Year

Multiple LTM 2013E 2014E 2015E 2016E 2017E 2018E Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples: 3.0 x $10.54 $11.30 $12.07 $13.54 $17.66 $21.54 $25.31 3.5 13.40 14.19 15.29 16.90 21.11 25.05 28.86 4.0 16.27 17.09 18.51 20.27 24.57 28.56 32.42 4.2 (a) 17.18 18.01 19.53 21.34 25.66 29.68 33.54 4.5 19.14 19.98 21.73 23.64 28.02 32.07 35.97

LTM Present Value at February 28, 2013

Present Value of Stock Price Assuming 12.5% Cost of Equity: 3.0 x $10.54 $11.30 $10.73 $10.69 $12.40 $13.45 $14.05 3.5 13.40 14.19 13.59 13.35 14.83 15.64 16.02 4.0 16.27 17.09 16.45 16.01 17.25 17.83 17.99 4.2 (a) 17.18 18.01 17.36 16.86 18.02 18.53 18.61 4.5 19.14 19.98 19.31 18.67 19.68 20.02 19.96

Note: Share count based on diluted shares outstanding from Treasury Model. (a) Implied LTM multiple of initial offer by Weiss family.

PETER J SOLOMON COMPANY

SUM OF THE PARTS ANALYSIS

(Dollars in Millions)

Revised Management Strategic Plan (a)

Segment	FY13E EBITDA (d)		Multiple Range			Enterprise Value Range		
NAGCD	$214.4	(e)	3.5 x	-	4.5 x	$750.3	-	$964.7
Cardstore	(27.3)		3.5 x	-	4.5 x	(95.7)	-	(123.0)
Subtotal	187.0					654.7		841.7
International (b)	23.8		3.5 x	-	4.5 x	83.3	-	107.1
Retail Operations (Clinton)	~10.0	(f)				0.0	-	45.0
AG Interactive	11.8		6.0 x	-	8.0 x	70.8	-	94.4
In-Store	7.7		3.5 x	-	4.5 x	26.9	-	34.6
Subtotal	240.3					835.7		1,122.8
Properties (c)	4.5		7.0 x	-	10.0 x	31.5	-	45.0
Unallocated Overhead	(55.4)		3.5 x	-	4.5 x	(193.8)	-	(249.2)

Sum of the Parts Total Value	$673.4	-	$918.6
FY2013 Net Debt	(205.8)		(205.8)
Implied Equity Value	467.5		712.8
Share Price (g)	$14.29	-	$21.65
Premium to Unaffected Share Price	(0.3%)		51.0%
Premium to Offer	(16.8%)		26.0%

(a) Based on revised forecast as of November 16, 2012, other than for In-Store and Properties, which are based on November 27, 2012 revised forecast.
(b) Assumes Management's view of normalized UK wholesale EBIT of ~$14.0mm, reflecting some pick up from current $11.5mm. Also includes effect of FX.
(c) Normalized.
(d) Does not equal current Treasury plan EBITDA forecasts, due to UK and other adjustments.
(e) All D&A allocated to NAGCD, except for In-Store and Properties.
(f) Assumes full year net EBIT contribution of $10.0mm, in line with 11/19/12 Treasury Model estimates for full-year FY14 – FY16.
(g) Includes restricted stock and performance shares.

21

FUTURE STOCK PRICE ANALYSIS BASED ON ILLUSTRATIVE LEVERED RECAP

• Assumes a $10.13 dividend is paid on February 28, 2013(a)

• Adjusted EBITDA multiple ranges kept consistent with p. 20; however, executing a leveraged recapitalization may result in lower pro forma trading multiples

(Amounts in Millions, Except Per Share Data)

Management Treasury Model—11.30.12

Fiscal Year

2013E 2014E 2015E 2016E 2017E 2018E Adjusted EBITDA $196.1 $208.5 $221.4 $230.5 $238.0 $244.2

% Growth (11.1%) 6.3% 6.2% 4.1% 3.2% 2.6%

Net Debt 549.1 570.2 547.6 420.1 287.4 146.2

Adj. EBITDA Stock Price at End of Fiscal Year

Multiple 2013E 2014E 2015E 2016E 2017E 2018E Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples: 3.0 x $1.16 $1.70 $3.55 $8.13 $12.58 $17.06 3.5 4.06 4.92 6.91 11.58 16.09 20.61 4.0 6.95 8.14 10.28 15.03 19.61 24.16 4.2 (b) 7.87 9.16 11.35 16.13 20.72 25.28 4.5 9.85 11.36 13.65 18.48 23.12 27.71

Present Value at February 28, 2013

Present Value of Stock Price Assuming 12.5% Cost of Equity: 3.0 x $1.16 $1.51 $2.80 $5.71 $7.86 $9.46 Plus: Present Value of Ongoing Annual Dividend 3.5 4.06 4.38 5.46 8.13 10.05 11.44 4.0 6.95 7.24 8.12 10.56 12.24 13.41 4.2 7.87 8.14 8.97 11.33 12.93 14.03 4.5 9.85 10.10 10.78 12.98 14.43 15.38

Present Value at February 28, 2013

Present Value Stock Price Including $10.13 Dividend: 3.0 x $11.30 $11.65 $12.94 $15.84 $17.99 $19.60 Plus: Present Value of Ongoing Annual Dividend 3.5 14.19 14.51 15.60 18.27 20.18 21.57 4.0 17.09 17.37 18.26 20.69 22.37 23.54 4.2 (b) 18.01 18.28 19.10 21.46 23.07 24.16 4.5 19.98 20.23 20.92 23.12 24.57 25.51

Note: Share count based on diluted shares outstanding from Treasury Model.

(a) Assumes $343mm of incremental leverage using Term Loan B at L + 450bps with 125bps floor (3.0x Total Debt / FY13 EBITDA). (b) Implied LTM multiple of initial offer by Weiss family.

ILLUSTRATIVE LBO SENSITIVITY – PURCHASE PRICE, LEVERAGE AND EXIT MULTIPLE

Management Treasury Model

Illustrative Share Prices

IRR Based on Purchase Price and Leverage Assuming 4.0x Exit Multiple $17.18 $18.00 $19.00 $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 Basic Shares Outstanding 31.6 31.6 31.6 31.6 31.6 31.6 31.6 31.6 31.6 RSUs + Options in the Money (a) 2.2 2.2 2.3 2.3 2.3 2.4 2.4 2.5 2.6

Total Shares 33.8 33.8 33.9 33.9 33.9 34.0 34.0 34.1 34.2 Implied Equity Value $581 $609 $643 Purchase Price per Share $678 $713 $748 $783 $818 $854

Debt as of Feb. 28, 2013 $17.18 (b) 183 $18.00 183 $19.00 183 $20.00 183 $21.00 183 $22.00 183 183 $23.00 183$24.00 183 $25.00 Implied

Implied Enterprise Value 3.9 x $764 4.1 x $792 4.2 x $827 4.4 $861 x 4.6 x $896 $931 4.7 x $966 4.9 x $1,001 5.1 x $1,037 5.3 x EV / FY13 FY2013E Adj. EBITDA (c) 2.5 x 24% 4.2 x 22%4.3 x 20% 4.5 x 4.7 18% x 4.9 16% x 5.1 x14% 5.3 x 13% 5.5 x 11% 5.7 x 10% Adjusted

3.0 x 29% 26% 23% 21% 18% 16% 14% 13% 11% EBITDA

Value of Family Stake3.5 x (d) 40% $60 35% $63 30% $66 26% $70 $73 22% $7719% $81 17% $84 15% $88 13% Assuming

Leverage 4.0 x 52% 49% 43% 35% 29% 25% 21% 18% 15% FYE Net Debt

Illustrative Implied Leverage (e) Debt (e)

IRR Based on Purchase 46% 47% 49% Price and Exit Multiple Assuming 51% 53% 55% 3.0x Leverage 56% 58% $322 $347 $378 $409 $440 $472 $503 $535

$231 $256 $287 $318 $349 $380 $412 $444 $476

Purchase Price per Share

3.5 x $640 $17.18 $199 $18.00 $227 $19.00$262 $20.00 $296 $21.00 $331 $366 $22.00 $401 $23.00 $437 $24.00$473 $25.00

Implied

24% 26% 29% 32% 34% 36% 39% 41% 42%

3.9 x 4.1 x 4.2 x 4.4 x 4.6 x 4.7 x 4.9 x 5.1 x 5.3 x EV / FY13 $140 $165 $196 $227 $258 $289 $320 $352 $385

3.0 x 21% 18% 15% 13% 11% 9% 7% 5% 4% Adjusted ltiple EBITDA

3.5 x 25% 23% 20% 17% 15% 13% 11% 9% 8%

Mu 4.0 x 29% 26% 23% 21% 18% 16% 14% 13% 11% Assuming FYE Net Exit 4.5 x 33% 30% 27% 24% 22% 20% 18% 16% 14% Debt

Note: Assumes transaction date of February 28, 2013, exit in Year 5 and $2.3mm addback to EBITDA for public company expenses for FY14E to FY18E.

ILLUSTRATIVE LBO SENSITIVITY – OPERATING PERFORMANCE

Current Five-Year Treasury Model

Assumptions

• Illustrative view of potential LBO assuming 3.0x Total Debt / FY13 EBITDA leverage

• Illustrative share prices assuming target IRR of 20%

• Transaction date of February 28, 2013

• 4.0x exit multiple

• $2.3mm addback to EBITDA for elimination of public company expenses

Five-Year LBO Sensitivity – 11/30/12

Total Revenue Growth $20.34 (5.00%) (2.50%) (1.25%) 0.00% 1.25% 2.50% 5.00% n (1.0%) $15.86 $17.18 $17.89 $18.62 $19.39 $20.20 $21.91 (0.5%) 16.57 17.97 18.71 19.48 20.30 21.14 22.93 0.0% 17.28 18.75 19.52 20.34 21.19 22.07 23.94 EBIT Margi 0.5% 17.99 19.52 20.34 21.19 22.08 23.00 24.94

? 1.0% 18.70 20.29 21.14 22.03 22.96 23.91 25.90

APPENDIX. ADDITIONAL INFORMATION

COMPARISON OF TREASURY MODELS

(Amounts in Millions)

Fiscal Year

2013E 2014E 2015E 2016E 2017E 2018E CAGR (a)

Net Sales $1,840.6 $1,935.1 $1,939.9 $1,944.8 N/A N/A 1.9%

% Growth 8.6% 5.1% 0.3% 0.3%

Adjusted EBITDA $183.5 $204.1 $222.6 $232.1 N/A N/A 8.1%

% Margin 10.0% 10.5% 11.5% 11.9%

% Growth (15.9%) 11.2% 9.0% 4.3%

11/19/12 Treasury Model

Adjusted EBIT $138.0 $150.8 $161.4 $170.9 N/A N/A 7.4%

% Margin 7.5% 7.8% 8.3% 8.8%

% Growth (22.9%) 9.2% 7.0% 5.9%

Free Cash Flow (b) $36.8 ($1.8) $53.5 $140.2 N/A N/A 56.2%

Net Sales $1,840.6 $1,935.1 $1,939.9 $1,944.8 $1,949.6 $1,954.5 1.2%

% Growth 8.6% 5.1% 0.3% 0.3% 0.3% 0.2%

Adjusted EBITDA $196.1 $208.5 $221.4 $230.5 $238.0 $244.2 4.5%

% Margin 10.7% 10.8% 11.4% 11.9% 12.2% 12.5%

% Growth (11.1%) 6.3% 6.2% 4.1% 3.2% 2.6%

11/30/12 Treasury Model

Adjusted EBIT $150.6 $150.8 $157.0 $163.3 $169.5 $175.8 3.1%

% Margin 8.2% 7.8% 8.1% 8.4% 8.7% 9.0%

% Growth (17.0%) 0.1% 4.2% 4.0% 3.8% 3.7%

Free Cash Flow (b) $16.4 ($9.5) $34.7 $137.1 $137.9 $142.0 54.0%

(a)	11/19/12 Treasury Model calculated as FY13-FY16; 11/30/12 Treasury Model calculated as FY13-FY18.
(b)	Defined as Cash Flow from Operations less Capital Expenditures.

CHANGES IN TREASURY MODEL

Adjusted EBIT

2013E 2014E 2015E 2016E 2017E 2018E

11/30/12 $150.6 $150.8 $157.0 $163.3 $169.5 $175.8 11/19/12 138.0 150.8 161.4 170.9 N/A N/A Change $12.6 — ($4.3) ($7.6) Assumes higher D&A expense, offset by higher expected Adjusted EBITDA performance in 2013E 2014E 2015E 2016E 2017E 2018E underlying operating 11/30/12 $196.1 $208.5 $221.4 $230.5 $238.0 $244.2 business 11/19/12 183.5 204.1 222.6 232.1 N/A N/A

Change $12.6 $4.3 ($1.1) ($1.6)

Free Cash Flow (a) (b)

2013E 2014E 2015E 2016E 2017E 2018E

11/30/12 $16.4 ($9.5) $34.7 $137.1 $137.9 $142.0 11/19/12 36.8 (1.8) 53.5 140.2 N/A N/A Change ($20.4) ($7.7) ($18.8) ($3.1)

Additional use of cash from revised working capital

2013E 2014E 2015E 2016E 2017E 2018E projections

WHQ Capex $18.3 $91.5 $65.5 FCF ex. WHQ 34.7 82.1 100.2

Values from 11/30/12

Model

(a)	Defined as Cash Flow from Operations less Capital Expenditures.

(b) 2013 results influenced by updated balance sheet and cash flow not previously provided, thereby skewing comparison to previous model.

CLINTON STANDALONE DCF SUMMARY

Assumptions

• Five year projection period

• Based on Management Treasury Model

• Discounted to February 28, 2013

• Projected net debt of ($4.8mm) at February 28, 2013, consisting of total debt of $0mm less cash of $4.8mm

• No allocation for corporate overhead; may result in some overstatement to values below

• Share price analysis ignores financial implications of shift to working with Clinton as independent third party

Enterprise Value

($ in Millions) Illustrative

Wtd. Avg. Cost of Capital $80.82 15.0% 20.0% 25.0% 3.0 x $65.1 $55.4 $47.7 4.0 x 75.6 63.9 54.5 Terminal Multiple 5.0 x 86.0 72.3 61.4 6.0 x 96.5 80.8 68.3

Share Price

Illustrative

Wtd. Avg. Cost of Capital $2.63 15.0% 20.0% 25.0% 3.0 x $2.15 $1.85 $1.61 4.0 x 2.47 2.11 1.82 Terminal Multiple 5.0 x 2.79 2.37 2.04 6.0 x 3.12 2.63 2.25

Note: Assumes marginal tax rate of 22.2% per Care model.

Note: Does not assume potential dilutive effect of options in share count.

SELECTED PUBLIC TRADING MULTIPLES

EV / LTM EBITDA Multiples

EV / CY2012E EBITDA Multiples

BTH: Blythe; CHKE: Cherokee; CKEC: Carmike; CNK: Cinemark; CSS: CSS Industries; FLWS: 1-800-Flowers.com; ICON: Iconix; MDP: Meredith; MSO: Martha Stewart Omnimedia; PRSS: CafePress; SCHL: Scholastic; SFLY: Shutterfly; QUAD: Quad/Graphics; RGC: Regal Entertainment; RRD: R.R. Donnelly. Data as of December 5, 2012.

SELECTED RELATED M&A ACTIVITY

PETER J SOLOMON COMPANY

Since 2001

(Dollars in Millions)

Strategic Buyer *Financial Buyer*

Date Announced	Acquiror Name	Target Name	Description	Enterprise Value	EV as a Multiple of: LTM Sales	LTM EBITDA
Nov-11	ACCO Brands	MeadWestvaco Consumer & Office Products	Designs school and office supplies	860.0	1.2 x	5.9 x
Jul-11	PhotoBox	Moonpig.com	Publishes greeting cards online	195.6	3.2	NA
Apr-11	MVP Group International	Midwest - CBK	Designs candles	36.9	0.4	NA
Mar-11	Shutterfly	Tiny Prints	Online retail of photo cards	376.4	4.3	NM
Mar-11	American Greetings	Watermark Publishing	Publishes greeting cards	6.0	0.2	NA
Dec-09	Amscan Holdings	DesignWare	Manufactures party supplies	24.9 (a)	NA	NA
Sep-09	Sun Capital Partners	Lang Holdings	Supplier of calendars and stationery	25.0	NA	NA
Apr-09	American Greetings	Schurman Fine Papers (Wholesale & Papyrus)	Publishes greeting cards	18.1	NA	NA
Feb-09	American Greetings	Recycled Paper Greetings	Publishes greeting cards	150.2	1.9	NA
Aug-08	CSS Industries	Hampshire Paper Corporation	Creates roll paper and waxed tissue	9.7	NA	NA
May-08	Peterson Partners	Franklin Covey Organizational Products	Sells planners and organizers	32.0	NA	NA
Apr-08	Russ Berrie and Company	LaJobi Industries	Designs baby furniture	62.7 (b)	1.0	7.0
Nov-07	American Greetings	Photoworks	Offers online personal publishing	26.5	2.5	NA
Oct-07	CSS Industries	C.R. Gibson	Offers photo albums and scrapbooks	72.9	1.4	NA
Oct-07	American Greetings	Twofold Photos	Operates a photo and video sharing site	45.2	2.5	NA
Oct-06	Madison Dearborn Partners	Yankee Candle	Designs and sells candles	1,678.4	2.6	10.2
Aug-06	Prentice Capital	Russ Berrie and Company (42%)	Designs infant consumer products	292.5	1.0	45.6
Jul-06	Yankee Candle	Illuminations	Designs candles	22.0	NA	NA
Jun-05	American Capital Strategies	Potpourri Group	Offers catalogs focused on home gifts	226.5	NA	NA
May-05	Mustang Group	Vermont Teddy Bear Company	Designs and sells teddy bears	35.1	0.5	5.8
Dec-04	Russ Berrie and Company	Kids Line	Provides infant bedding	127.9	2.2	6.5
Jan-04	Blyth	Walter Drake	Markets calendars and stationery	53.0	0.7	NA
Mar-03	Blyth	Miles Kimball Company	Sells cards and gifts	65.0	0.5	NA
Oct-02	CSS Industries	Crystal Creative Products	Designs tissue and wrap products	22.8	NA	NA
Jul-02	Russ Berrie and Company	Sassy	Designs infant toys	45.0	1.0	NA
May-02	Blyth	CBK Styles	Designs candles	54.3	0.7	NA
Feb-02	CSS Industries	C.M. Offray & Son	Provides ribbons and fabrics	44.8	NA	NA
Sep-01	American Greetings	Bluemountain.com	Offers online greeting cards	35.0	2.5	NA
				Mean	1.6 x	13.5 x
				Median	1.2	6.7

Source: Public market filings.
(a) Also included a warrant to purchase 2% of the common stock of AAH Holdings Corp.
(b) Enterprise value includes $15 million earnout.

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